As filed with the Securities and Exchange Commission on January 22, 2009.

Registration No.      -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTERNATIONAL BANCSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Texas	74-2157138
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1200 San Bernardo

Laredo, Texas 78040-1359

(956) 722-7611

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dennis E Nixon

Chairman of the Board and President

International Bancshares Corporation

1200 San Bernardo

Laredo, Texas 78040-1359

(956) 722-7611

(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

Copy to:

Cary Plotkin Kavy

Cox Smith Matthews Incorporated

112 E. Pecan Street, Suite 1800

San Antonio, Texas 78205

(210) 554-5500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class securities registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share	216,000		$1,000	(1)	$216,000,000	(1)	$8,488.80
Warrant for purchase of common stock, $1.00 par value per share, and underlying shares of common stock	1,326,238	(2)	$24.43	(3)	$32,399,994.34	(3)	$1,273.32
Total:							$9,762.12

(1)           Calculated in accordance with Rule 457(a) and includes such additional number of shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

(2)           In addition to the Fixed Rate Cumulative Perpetual Preferred Stock Series A, there are being registered hereunder (a) a warrant for the purchase of 1,326,238 shares of common stock with an initial per share exercise price of $24.43, (b) the 1,326,238 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a current indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(3)           Calculated in accordance with Rule 457(i) with respect to the current $24.43 per share exercise price of the warrant.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated January 22, 2009.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

International Bancshares Corporation

Fixed Rate Cumulative Perpetual Preferred Stock, Series A

Warrant to Purchase 1,326,238 Shares of Common Stock

1,326,238 Shares of Common Sock

This prospectus relates to the potential resale from time to time by selling securityholders of (i) some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which we refer to as the Series A Preferred Stock, (ii) a Warrant to purchase 1,326,238 shares of common stock which we refer to in this prospectus as the warrant, and (iii) shares of common stock issuable from time to time upon exercise of the warrant.  In this prospectus, we refer to the shares of Series A Preferred Stock, the warrant and the shares of common stock issuable upon exercise of the warrant, collectively, as the securities.  We issued and sold the Series A Preferred Stock and the warrant to the United States Department of the Treasury pursuant to the Letter Agreement dated December 23, 2008, and the related Securities Purchase Agreement - Standard Terms, which we refer to as the Purchase Agreement, between us and the Treasury Department, which we refer to as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, which we refer to in this prospectus as the Securities Act.

In this prospectus, we refer to the initial selling securityholder and its successors, including transferees, as the selling securityholders. The selling securityholders may offer the securities from time to time, directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices.  If the securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from sales of securities by the selling securityholders.

The Series A Preferred Stock is not listed on an exchange and, unless requested by the initial selling securityholder, we do not intend to list the Series A Preferred Stock on any exchange.

Our common stock is traded on the NASDAQ Stock Market under the symbol “IBOC.”  On January 21, 2009, the closing price of our common stock on the NASDAQ Stock Market was $16.90 per share.  You are urged to obtain current market quotations of the common stock.

Our principal executive offices are located at 1200 San Bernardo, Laredo, Texas 78040-1359, and our telephone number is (956) 722-7611.

You should carefully read and consider the risk factors that we have described in “Risk Factors” on page 3 before investing in shares of the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposit accounts or other obligations of any bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation, or any other governmental agency or instrumentality.

The date of this prospectus is January 22, 2009.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which is also referred to as the Commission, using the shelf registration process.  Under the shelf registration process, the selling securityholders may offer and sell the securities described in this prospectus in one or more offerings from time to time.

We may provide a supplement to this prospectus containing specific information about the terms of a particular offering by the selling securityholders.  The prospectus supplement may add, update or change information in this prospectus.  You should read both this prospectus and, if applicable, any prospectus supplement.  If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. See “Where You Can Find More Information” for more information.

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell the securities.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of those documents.  Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, the “Company,” “registrant,” “we,” “our,” “ours,” and “us” refer to International Bancshares Corporation, which is a financial holding company headquartered in Laredo, Texas, and its subsidiaries on a consolidated basis, unless the context otherwise requires.  References to “IBC” mean International Bank of Commerce, the Company’s lead bank subsidiary.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD LOOKING
INFORMATION

Certain matters discussed in this registration statement, excluding historical information, include forward-looking statements, within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by these sections.  Although the Company believes such forward-looking statements are based on reasonable assumptions, no assurance can be given that every objective will be reached.  The words “estimate,” “expect,” “intend,” “believe” and “project,” as well as other words or expressions of a similar meaning are intended to identify forward-looking statements.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this registration statement.  Such statements are based on current expectations, are inherently uncertain, are subject to risks and should be viewed with caution.  Actual results and experience may differ materially from the forward-looking statements as a result of many factors.

Risk factors that could cause actual results to differ materially from any results that are projected, forecasted, estimated or budgeted by the Company in forward-looking statements include, among others, the following possibilities:

•      Local, regional, national and international economic business conditions and the impact they may have on the Company and the Company’s customers and their ability to transact profitable business with the Company, including the ability of its borrowers to repay their loans according to their terms or a change in the value of the related collateral.

•      Volatility and disruption in national and international financial markets.

•      Government intervention in the U.S. financial system.

•      Changes in consumer spending, borrowings and savings habits.

•      Changes in interest rates and market prices, which could reduce the Company’s net interest margins, asset valuations and expense expectations.

•      Changes in the capital markets utilized by the Company and its subsidiaries, including changes in the interest rate environment that may reduce margins.

•      Changes in state and/or federal laws and regulations to which the Company and its subsidiaries, as well as their customers, competitors and potential competitors, are subject, including, without limitation, changes in the accounting, tax and regulatory treatment of trust preferred securities, as well as changes in banking, tax, securities, insurance and employment laws and regulations.

•      Changes in U.S. – Mexico trade, including, without limitation, reductions in border crossings and commerce resulting from the Homeland Security Programs called “US-VISIT,” which is derived from Section 110 of the Illegal Immigration Reform and Immigrant Responsibility Act of 1996.

•      The loss of senior management or operating personnel.

•      Increased competition from both within and outside the banking industry.

•      The timing, impact and other uncertainties of the Company’s potential future acquisitions including the Company’s ability to identify suitable potential future acquisition candidates, the success or failure in the integration of their operations and the Company’s ability to maintain its current branch network and to enter new markets successfully and capitalize on growth opportunities.

•      Changes in the Company’s ability to pay dividends on its Common Stock or Series A Preferred Stock.

•      The effects of the proceedings pending with the Internal Revenue Service regarding the Company’s lease financing transactions.

•      Additions to the Company’s loan loss allowance as a result of changes in local, national or international conditions which adversely affect the Company’s customers.

•      Greater than expected costs or difficulties related to the development and integration of new products and lines of business.

•      Changes in the soundness of other financial institutions with which the Company interacts.

•      Political instability in the United States and Mexico.

•      Technological changes.

•      Acts of war or terrorism.

•      Natural disasters.

•      Reduced earnings resulting from the write down of the carrying value of securities held in our securities available-for-sale portfolio following a determination that the securities are other-than-temporarily impaired.

•      The effect of changes in accounting policies and practices as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standards setters.

It is not possible to foresee or identify all such factors.  The Company makes no commitment to update any forward-looking statement, or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement, unless required by law.

RISK FACTORS

An investment in our securities involves significant risks.  You should carefully consider the risks described below and the risk factors incorporated by reference before making an investment decision.  These risks are described elsewhere in this registration statement and in our other filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007 (Form 10-K) and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.  Our business, financial condition or results of operations could be materially adversely affected by any of these risks and you may lose all or part of your investment.  This prospectus also contains forward-looking statements.  Please see “Special Cautionary Notice Regarding Forward-Looking Information” for risks associated with such information.

Costs associated with sale of Series A Preferred Stock to the U.S. Treasury

In connection with our sale of Series A Preferred Stock to the Treasury Department, the Company also issued to the Treasury Department a warrant to purchase 1,326,238  shares of our common stock.  The terms of the transaction with Treasury will result in limitations on our ability to pay dividends and repurchase our shares.  Until December 23, 2011 or until Treasury no longer holds any shares of the Series A Preferred Stock, the Company will not be able to increase cash dividends above current levels ($0.33 per share of common stock on a semi-annual basis) nor repurchase any of our shares without the initial selling securityholder’s approval, with limited exceptions, most significantly repurchases in connection with benefit plans.  In addition, we will not be able to pay any dividends at all on our common stock unless we are current on our dividend payments on the Series A Preferred Stock.  These restrictions, as well as the dilutive impact of the warrant, may have a negative effect on the market price of our common stock.

Unless the Company is able to redeem the Series A Preferred Stock prior to February 15, 2014, the cost of this capital will increase substantially on that date, from 5.00% on the liquidation preference of $1,000 per share of Series A Preferred Stock (approximately $10,800,000 million annually) to 9.00% on the liquidation preference of $1,000 per share of Series A Preferred Stock (approximately $19,440,000 million annually).  Depending on our financial condition at the time, this increase in dividends on the Series A Preferred Stock could have a negative effect on our liquidity.

Future offerings of debt, which would be senior to our common stock upon liquidation, and/or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources or, if our or our banking subsidiaries’ capital ratios fall below the required minimums, we or our banking subsidiaries could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock.  Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock.  Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both.  Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

You may not receive dividends on the common stock.

Holders of our common stock are entitled to receive dividends only when, as and if declared by our board of directors.  Although we have historically declared cash dividends on our common stock, we are not required to do so and our board of directors may reduce or eliminate our common stock dividend in the future.  Further, the terms of the Series A Preferred Stock limit our payment of dividends on common stock, as described above.  This could adversely affect the market price of our common stock.

We may experience increases in the cost of compensation programs.

In addition, pursuant to the Purchase Agreement we adopted the initial selling securityholder’s standards for executive compensation for the period during which the initial selling securityholder holds the equity issued pursuant to the Purchase Agreement, including the common stock that may be issued pursuant to the warrant.  These standards include an agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each applicable senior executive.  This change to the deductibility limit on executive compensation will likely increase the overall cost of our compensation programs in future periods if the compensation exceeds the deductibility limit.

OUR COMPANY

We are a financial holding company headquartered in Laredo, Texas.  We provide a broad array of financial services through 263 facilities and 420 ATMs serving 101 communities in Texas and Oklahoma.

We were originally incorporated under the laws of the State of Delaware in 1979, and effective June 7, 1995, our state of incorporation was changed from Delaware to Texas.  Our principal executive offices are located at 1200 San Bernardo, Laredo, Texas 78040 and our telephone number is (956) 722-7611.  Our website can be accessed at http//www.ibc.com.  Information contained in our website does not constitute part of, and is not incorporated into, this prospectus.

At September 30, 2008 we had consolidated total assets of $11.5 billion, total loans of $5.7 billion, total deposits of $7 billion and shareholders’ equity of $995 million.

USE OF PROCEEDS

We will not receive any proceeds from sales of the securities by the selling securityholders.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

We had no outstanding shares of preferred stock during any of the years ended December 31, 2007, 2006, 2005, 2004 and 2003, or during the nine months ended September 30, 2008. The following table sets forth our consolidated ratios of earnings to fixed charges for each of the periods indicated.

	Nine Months Ended September 30, 2008		Years ended December 31,
	2008		2007		2006		2005		2004		2003
Ratios of earnings to fixed charges, excluding interest on deposits	3.0	x	2.3	x	2.1	x	2.9	x	4.4	x	5.0	x
Ratios of earnings to fixed charges, including interest on deposits	1.8	x	1.5	x	1.5	x	2.0	x	2.6	x	2.9	x

We computed the ratio of earnings to fixed charges by dividing earnings by fixed charges.  For purposes of computing this ratio, earnings consist of income before provision for income taxes and minority interest plus fixed charges.  Fixed charges consist of the sum of interest expense on indebtedness, including amortization of debt issuance costs, and one-third of rental expense, which we believe is representative of the interest factor.

DESCRIPTION OF SERIES A PREFERRED STOCK

The following is a summary of the terms of the Series A Preferred Stock that may be sold by the selling securityholders.  This summary does not purport to be complete in all respects.  It is subject to and qualified in its entirety by reference to our articles of incorporation and amendments, including the certificate of designation with respect to the Series A Preferred Stock, copies of which have been filed with the Commission and are also available from us upon request.

General

Under our articles of incorporation, as amended, we have authority to issue up to 25,000,000 shares of preferred stock, $0.01 par value per share.  Our board of directors has designated 216,000 shares of our Preferred Stock as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, all of which shares were issued to the initial selling securityholder in a transaction exempt from the registration requirements of the Securities Act.  The issued and outstanding shares of Series A Preferred Stock are validly issued, fully paid and nonassessable.

Dividends Payable

Holders of shares of Series A Preferred Stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a per annum rate of 5% on the liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period from December 23, 2008 to, but excluding, February 15, 2014.  From and after February 15, 2014, holders of shares of Series A Preferred Stock are entitled to receive cumulative cash dividends at a per annum rate of 9% per share on the liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, starting with February 15, 2009.  Each such date is referred to as a dividend payment date.  If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the postponement of the dividend payment date.  Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends payable with respect to the Series A Preferred Stock are payable to holders of record of shares of Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

We are required to provide written notice to the holders of shares of Series A Preferred Stock prior to the applicable dividend payment date if we determine not to pay any dividend or a full dividend with respect to the Series A Preferred Stock.

Additionally, we are restricted from paying any dividends on our preferred stock if required interest payments on our outstanding junior subordinated debentures are not made or deferred. As of the date of this prospectus, we had $201 million outstanding in junior subordinated deferrable interest debentures.  The junior subordinated debentures relate to eight issuances and mature on dates ranging from June 2031 to September 2037, but are redeemable at our option at par plus accrued and unpaid interest on or after the dates set forth in the chart below.  The Company has the right, unless an Event of Default (as defined in the respective Indentures) has occurred and is continuing, to defer payment of interest on the debentures for up to ten consecutive semi-annual periods on the issuance referred to as Trust I and for up to twenty consecutive quarterly periods on the issuances referred to as Trusts VI, VII, VIII, IX, X, XI and XII. The redemption prior to maturity of any of the Debentures may require the prior approval of the Federal Reserve and/or other regulatory bodies.

The following table illustrates key information about each of the debenture issuances and their interest rates at September 30, 2008:

	Junior Subordinated Deferrable Interest Debentures	Repricing Frequency	Interest Rate	Interest Rate Index(1)	Maturity Date	Optional Redemption Date
	(in thousands)
Trust I	$10,313	Fixed	10.18%	Fixed	June 2031	June 2011
Trust VI	$25,774	Quarterly	6.25%	LIBOR + 3.45	November 2032	November 2008
Trust VII	$10,310	Quarterly	6.05%	LIBOR + 3.25	April 2033	October 2008
Trust VIII	$25,774	Quarterly	5.84%	LIBOR + 3.05	October 2033	October 2008
Trust IX	$41,238	Fixed	7.10%	Fixed	October 2036	October 2011
Trust X	$34,021	Fixed	6.66%	Fixed	February 2037	February 2012
Trust XI	$32,990	Fixed	6.82%	Fixed	July 2037	July 2012
Trust XII	$20,619	Fixed	6.85%	Fixed	September 2037	September 2012

	201,039

(1)          Trust IX, X, XI and XII accrue interest at a fixed rate for the first five years, then floating at LIBOR + 1.62%, 1.65%, 1.62% and 1.45% thereafter, respectively.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums.  The Board of Governors of the Federal Reserve System, which is also referred to as the Federal Reserve Board, is authorized under applicable law and regulations to determine, under certain circumstances relating to our financial condition, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.  In addition, we are subject to Texas state laws relating to the payment of dividends.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Stock will rank:

•      senior to our common stock and all other equity securities designated as ranking junior to the Series A Preferred Stock; and

•      equally with all other equity securities designated as ranking on a parity with the Series A Preferred Stock, which is referred to as parity stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of the Company.

So long as any shares of Series A Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend may be paid or declared on our common stock or other junior stock, other than a dividend payable solely in common stock.  We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid all accrued dividends on the Series A Preferred Stock for all prior dividend periods in full, with the following exceptions:

•      purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our  employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in  diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•      purchases or other acquisitions by any broker-dealer subsidiaries of the Company solely for the purpose of market-making,  stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•      purchases or other acquisitions by any broker-dealer subsidiaries of the Company for resale pursuant to an offering by the Company of our stock that is underwritten by the related broker-dealer subsidiary;

•      any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

•      acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not the Company or a subsidiary of the Company, including as trustee or custodian; and

•      the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 23, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

If we repurchase shares of Series A Preferred Stock from a holder other than the initial selling securityholder, we must also offer to repurchase a ratable portion of the Series A Preferred Stock then held by the initial selling securityholder.

On any dividend payment date for which full dividends on the Series A Preferred Stock and any other parity stock are not paid, or declared and therefor funds set aside, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series A Preferred Stock), with respect to the Series A Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends, whether payable in cash, stock or otherwise, as may be determined by our board of directors, or a duly authorized committee of the board, may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and the Series A Preferred Stock shall not be entitled to participate in any such dividend.

Redemption

The Series A Preferred Stock may not be redeemed prior to February 15, 2012 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $54,000,000, which equals 25% of the aggregate liquidation amount of the Series A Preferred Stock on the date of issuance.  If we have received such proceeds, we may redeem the Series A Preferred Stock, subject to the approval of Federal Reserve Board, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings.  A “qualified equity offering” is a sale and issuance for cash by us, to persons other than the Company or its subsidiaries after December 23, 2008, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as tier 1 capital of the Company at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board.  Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

After February 15, 2012, the Series A Preferred Stock may be redeemed at any time, subject to the approval of the Federal Reserve Board, in whole or in part, subject to notice as described below.

In any redemption, the required redemption price would be an amount equal to the per share liquidation amount plus accrued and unpaid dividends up to but excluding the date of redemption.

The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions.  Holders of shares of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock.

If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series A Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

We will mail notice of any redemption of Series A Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective last addresses appearing on our books.  The mailing will be at least 30 days and not more than 60 days before the date fixed for redemption.  Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series A Preferred Stock designated for redemption will not affect the redemption of any other Series A Preferred Stock.  Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series A Preferred Stock are to be redeemed, and the number of shares of Series A Preferred Stock to be redeemed (and, if less than all shares of Series A Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to the status of authorized but unissued shares of our preferred stock.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, which is equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment.  Holders of the Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets, if any, that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amounts for those holders.  If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as indicated below or otherwise required by law, the holders of Series A Preferred Stock will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends.  If dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two.  Holders of Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, which parity stock is referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the Preferred Stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the Preferred Stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full.  The election of any Preferred Stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the NASDAQ Global Select Market System (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series A Preferred Stock and voting parity stock to vote for Preferred Stock directors, as described above, the Preferred Stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of the Company will be reduced by the number of Preferred Stock directors that the holders of Series A Preferred Stock and voting parity stock had been entitled to elect.  The holders of a majority of shares of Series A Preferred Stock and voting parity stock, voting as a class, may remove any Preferred Stock director, with or without cause, and the holders of a majority of the shares of Series A Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a Preferred Stock director.  If the office of a Preferred Stock director becomes vacant for any other reason, the remaining Preferred Stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights.  So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our articles of incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•      any amendment or alteration of our articles of incorporation to authorize or create or increase the authorized amount of, or any  issuance of any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of  capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on  any liquidation, dissolution or winding up of the Company;

•      any amendment, alteration or repeal of any provision of the certificate of designations for the Series A Preferred Stock so as to affect adversely the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•      any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or of a merger or consolidation of the Company with another entity, unless the shares of Series A Preferred Stock remain outstanding following any  such transaction or, if the Company is not the surviving entity, are converted into or exchanged for preference securities and  such remaining outstanding shares of Series A Preferred Stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

To the extent of the voting rights of the Series A Preferred Stock, each holder of Series A Preferred Stock will have one vote for each such share on any matter on which holders of Series A Preferred Stock are entitled to vote, including any action by written consent.

The foregoing voting provisions will not apply if, at or prior to the time the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

The following is a summary of the terms of the warrant that may be resold by the selling securityholders.  This summary does not purport to be complete in all respects.  It is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the Commission and is also available from us upon request.

Shares of Common Stock Subject to the Warrant

The warrant is initially exercisable for 1,326,238 shares of our common stock.  If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $216,000,000, which is equal to 100% of the aggregate liquidation preference of the Series A Preferred Stock, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50% to 663,119 shares.  The number of shares subject to the warrant are subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price applicable to the warrant is $24.43 per share of common stock for which the warrant may be exercised. The warrant may be exercised at any time on or before December 23, 2018 by surrender of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised.  The exercise price may be paid either by the withholding by the Company of the number of shares of common stock issuable upon exercise of the warrant that is equal to the value of the aggregate exercise price of the warrant determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price.  The exercise price applicable to the warrant is subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder.  We will not issue fractional shares upon any exercise of the warrant.  Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant.  We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised.  We have listed the shares of common stock issuable upon exercise of the warrant with the NASDAQ Stock Market.

Rights as a Shareholder

The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised.

Transferability

The initial selling securityholder may not transfer a portion of the warrant with respect to more than 663,119 shares of common stock until the earlier of the date on which the Company has received aggregate gross proceeds from a qualified equity offering of at least $216,000,000 and December 31, 2009.  The warrant, and all rights under the warrant, are otherwise transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment. Until the earlier of December 23, 2011 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted unless such issuance constitutions a “Permitted Transaction.”  “Permitted Transactions” include issuances:

•      as consideration for or to fund the acquisition of businesses and/or related assets;

•      in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past  practice approved by our board of directors;

•      in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by  us or our affiliates pursuant to registration under the Securities Act or Rule 144A thereunder on a basis consistent with  capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•      in connection with the exercise of preemptive rights on terms existing as of December 23, 2008.

Other Distributions. The exercise price of the warrant will be adjusted to reflect any dividends or distributions that we declare, other than our historical, ordinary cash dividends.

Certain Repurchases. If we effect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving the Company and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to receive on exercise of the warrant the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

DESCRIPTION OF COMMON STOCK

General

We are authorized by our articles of incorporation, as amended, to issue up to 275,000,000 shares of common stock, $1.00 par value per share, of which 68,596,690 shares were outstanding as of January 21, 2009.

Holders of our common stock are entitled to receive dividends if, as and when declared by our board of directors out of any funds legally available for the payment of dividends.  We will pay dividends on our common stock only if we have paid or provided for the payment of all dividends on our then outstanding series of preferred stock entitled to preference in the receipt of dividends, for the then current period and, in the case of any cumulative preferred stock, all prior periods.  Our preferred stock also has such other preferences over our common stock as currently, or as may be, fixed by our board of directors.  We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums.  The Board of Governors of the Federal Reserve System, which is also referred to as the Federal Reserve Board, is authorized under applicable law and regulations to determine, under certain circumstances relating to the financial condition of a bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.  In addition, we are subject to Texas state laws relating to the payment of dividends.

Holders of our common stock are also entitled, upon our liquidation, and after payment of all valid claims of creditors and the preferences of Series A Preferred Stock, and any other class or series of preferred stock outstanding at the time of liquidation, to receive pro rata distributions of our net assets.

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders.  Holders of shares of common stock are not entitled to cumulative voting rights in the election of directors.  Shares of our common stock are not redeemable and holders of our common stock have no subscription, conversion or preemptive rights in their capacities as such.

Our common stock is listed on the NASDAQ Stock Market under the ticker symbol “IBOC.”  Outstanding shares of our common stock are validly issued, fully paid and non-assessable. Holders of our common stock are not, and will not be, subject to any liability as shareholders.

“Blank Check” Preferred Stock

216,000 shares of our preferred stock is presently designated as Series A Preferred Stock; the remaining 24,784,000 unissued shares of preferred stock are typically referred to as “blank check” preferred stock.  This term refers to stock for which the rights and restrictions are determined by the board of directors of a corporation.  Except in limited circumstances, our articles of incorporation authorize our board of directors to issue new shares of common stock or preferred stock without further shareholder action.

The issuance of additional common or preferred stock may be viewed as having adverse effects upon the holders of common stock.  Holders of our common stock will not have preemptive rights with respect to any newly issued stock.  Our board of directors could adversely affect the voting power of holders of our stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights.  In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the board of directors does not believe to be in the best interests of its shareholders, the board of directors could issue additional preferred stock which could make any such takeover attempt more difficult to complete.  Blank check preferred stock may also be used in connection with the issuance of a shareholder rights plan, sometimes called a poison pill.  Our board of directors has not approved any plan to issue preferred stock for this purpose.  Our board of directors does not intend to issue any preferred stock except on terms that the board deems to be in the best interests of the Company and its shareholders.

Anti-Takeover Provisions under Texas law, our Articles of Incorporation and By-laws

The provisions of Texas law and our amended and restated by-laws which we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.

Business Combination Under Texas Law.  We are a Texas corporation and, are subject to Part Thirteen of the Texas Business Corporation Act, or TBCA.  In general, this law will prevent us from engaging in a business combination with an affiliated shareholder, or any affiliate or associate of an affiliated shareholder, for a three-year period after the date such person became an affiliated shareholder, unless:

•                  our board of directors approves the acquisition of shares that causes such person to become an affiliated shareholder before the date such person becomes an affiliated shareholder;

•                  our board of directors approves the business combination before the date such person becomes an affiliated shareholder, or

•                  holders of at least two-thirds of our outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates approve the business combination within six months after the date such person becomes an affiliated shareholder.

Under this law, any person that owns or has owned 20% or more of our voting shares during the preceding three-year period is an “affiliated shareholder.”  The law defines “business combination” generally as including:

•                  mergers, share exchanges or conversions involving an affiliated shareholder;

•                  dispositions of assets involving an affiliated shareholder;

•                  having an aggregate value equal to 10% ore more of the market value of our assets;

•                  having an aggregate value equal to 10% or more of the market value of our outstanding common stock; or

•                  representing 10% or more of our earning power or net income;

•                  issuances or transfers of securities by us to an affiliated shareholder other than on a pro rata basis;

•                  plans or agreements relating to our liquidation or dissolution involving an affiliated shareholder;

•                  reclassifications, recapitalizations, mergers or other transactions that would have the effect of increasing an affiliated shareholder’s percentage ownership of our outstanding voting stock; and

•                  the receipt of tax, guarantee, pledge, loan or other financial benefits by an affiliated shareholder other than proportionally as one of our shareholders.

Advance Notice Procedure for Shareholder Proposals.  Our by-laws establish an advance notice procedure for the nomination of candidates for election as directors as well as for shareholder proposals to be considered at annual meetings of shareholders.  In general, notice of intent to nominate a director must contain specific information concerning the person to be nominated and must be delivered to or mailed and received at our principal executive offices as follows:

With respect to an election to be held at a special meeting of shareholders for the election of directors, not earlier than the 90th day prior to the special meeting and not later than the close of business on the later of the 60th day prior to the special meeting or the 10th day following the day on which public disclosure is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.  Shareholders may not nominate persons for election to the board of directors at any special meeting of shareholders unless the business to be transacted at the special meeting, as set forth in the notice of the special meeting, includes the election of directors.

Notice of shareholders’ intent to raise business at an annual meeting, including a nomination of candidate for election as director, must be delivered to or mailed and received at our principal executive offices not later than 60 days nor more than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting.  Proposals from shareholders which are intended to be included in the proxy statement relating to an annual meeting of shareholders must comply with Rule 14a-8 under the Exchange Act, which requires that the proposal be received not less than 120 calendar days before the date of the Company’s proxy statement released to shareholders in connection with the previous year’s annual meeting.  These procedures may operate to limit the ability of shareholders to bring business before a shareholders meeting, including with respect to the nomination of directors or considering any transaction that could result in a change of control.

Limitation of Liability of Directors.  Our articles of incorporation and by-laws provide for indemnification of our directors to the fullest extent permitted by applicable law.  Article 2.02-1 of the TBCA provides that a Texas corporation may indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any suit or proceeding, whether civil, criminal, administrative or investigative if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful.  These provisions may have the practical effect in certain cases of eliminating the ability of our shareholders to collect monetary damages from directors and executive officers.  We believe that the provisions in our articles of incorporation and by-laws are necessary to attract and retain qualified persons as directors and executive officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is IBC.

Regulatory Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common stock.  Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our common stock under the Change in Bank Control Act.  Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, may be subject to regulation as a bank holding company under the Bank Holding Company Act.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or indirectly through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or purchasers of the securities.  The discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions:

•      on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted  at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Select Market in the case of the common stock;

•      in the over-the-counter market;

•      in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•      through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which in turn may engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling securityholders may also sell the common stock issuable upon exercise of the warrant short and deliver common stock to close out short positions, or loan or pledge the Series A Preferred Stock or the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the securities Act will be subject to the prospectus delivery requirements of the securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NASDAQ Stock Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the Series A Preferred Stock on any securities exchange or for inclusion of the Series A Preferred Stock in any automated quotation system unless requested by the initial selling shareholder. No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Stock.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

SELLING SECURITYHOLDERS

On December 23, 2008, we issued the securities covered by this prospectus to the United States Department of the Treasury, which is the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act.  This initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own.  The securities that may be offered under this prospectus for the account of the selling securityholders are:

•      216,000 shares of Series A Preferred Stock, representing beneficial ownership of 100% of the shares of Series A Preferred Stock outstanding on the date of this prospectus;

•      a warrant to purchase 1,326,238 shares of our common stock; and

•      1,326,238 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 1.9% of our common stock as of December 23, 2008.

Beneficial ownership is determined in accordance with the rules of the Commission and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.

We do not know whether, when or in what amounts the selling securityholders may offer any of the securities for sale.  The selling securityholders might not sell all or any of the securities offered by this prospectus.  For these reasons we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

The initial selling securityholder has not had a material relationship with us, other than in connection with its purchase of the securities.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this Prospectus if and when necessary.

LEGAL MATTERS

The validity of the Series A Preferred Stock, the warrant and the common stock offered hereby will be passed upon for us by Cox Smith Matthews Incorporated.  If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements of the Company for the year ended December 31, 2007 appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.  The consolidated financial statements of International Bancshares Corporation as of December 31, 2006, and for each of the years in the two-year period ended December 31, 2006, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2006, consolidated financial statements contains an explanatory paragraph that states that the Company adopted Statement of Financial Accounting Standards No. 123R, Share-based Payment, to account for stock-based compensation effective January 1, 2006.  The Company has agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the inclusion (or incorporation by reference) of its audit report on the Registrant’s past financial statements included (or incorporated by reference) in this Form S-3.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the Commission under the Securities Act.  The registration statement, including the attached Exhibits, contains additional relevant information about us and the securities offered by this prospectus.  The rules and regulations of the Commission allow us to omit certain information included in the registration statement from this prospectus.  You can obtain a copy of the registration statement from the Commission at the address provided below or on the Commission’s Internet site.

We file annual, quarterly and current reports, proxy statements and other information with the Commission.  Our Commission filings are available to the public over the Internet at the Commission’s website at http:/www.sec.gov.  Copies of information filed by us with the Commission are also available on our website at http://www.ibc.com.  Information on our website is not a part of this prospectus. You may also read and copy any document we file at the Commission’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Telephone the Commission at 1-800-SEC-0330 for further information on the operation of its public reference room.

Our common stock is listed on the NASDAQ Stock Market. You may also inspect reports, proxy statements and other information at the offices of the NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, New York 10006.

The Commission allows us to “incorporate by reference” in this prospectus information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede information contained in documents filed earlier with the Commission or contained in this prospectus. In all cases, you should rely on the later information that is different from the information included in this prospectus.

We incorporate by reference in this prospectus the documents listed below and all future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering to which this registration statement relates, except to the extent that any information contained in such filings is deemed “furnished” rather than “filed” in accordance with Commission rules:

•      Annual Report on Form 10-K for the year ended December 31, 2007;

•      Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•      The definitive Proxy Statement for our Annual Meeting of Shareholders held on May 19, 2008;

•      The definitive Proxy Statement of our Special Meeting of Shareholders held on December 19, 2008;

•      Current Reports on Form 8-K filed on February 25, 2008, May 5, 2008, August 1, 2008, September 18, 2008, October 23, 2008, November 20, 2008, and December 23, 2008; and

•      The description of the Registrant’s Common Stock is contained in Registrant’s Registration Statement filed pursuant to Section 12 of the Exchange Act and is incorporated in this Registration Statement by reference, including any subsequent amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

International Bancshares Corporation

1200 San Bernardo

Laredo, Texas 78040-1359

(956) 722-7611

Attention: Investor Relations

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth estimates (except the Commission registration fee) of the various expenses that will be incurred in connection with the sale and distribution of the securities being registered hereby, all of which expenses will be borne by the Company (except any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities).

Commission registration fee	$9,762
Legal fees and expenses	$75,000
Accounting fees and expenses	$25,000
Printing expenses	$20,000
Miscellaneous fees and expenses	$0.00
Total expenses	$129,762

Item 15.  Indemnification of Directors and Officers.

Texas law permits a corporation to provide indemnification or advancement of expenses against judgments, penalties, fines, settlements and reasonable expenses actually incurred by a person in connection with a proceeding if it is determined:

• that the person conducted himself or herself in good faith;

• in the case of conduct in his or her official capacity, reasonably believed that his or her conduct was in the corporation’s best interest;

• in all other cases that his or her conduct was not opposed to the corporation’s best interests; and

• in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Under Texas law, indemnification by the corporation is mandatory if a director or officer is wholly successful on the merits or otherwise, in the defense of the proceeding.

Our articles of incorporation, as amended, provide for indemnification rights to our officers and directors to the maximum extent allowed by Texas law.   Pursuant to the TBCA and Article IX of our articles of incorporation, as amended, we will indemnify any person who was, is, or threatened to be made a named defendant or respondent to an action, suit, or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that the person (i) is or was a director or officer of the corporation, or (ii) while a director or officer of the corporation, is or was servicing at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee or similar functionality or another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.  Our articles of incorporation, as amended, authorize us to purchase and maintain liability insurance for those persons to the fullest extent permitted by the TBCA.

Our by-laws provide that the Company shall indemnify to the fullest extent permitted by Texas law any person who was, is or is threatened to be made a named defendant or respondent to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be, in the case of conduct in his official capacity as a director, officer, employee or agent of the corporation, that his conduct was in the corporation’s best interests, and in all other cases, that his conduct was at least not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Under Texas law, a corporation’s articles of incorporation may eliminate all monetary liability of each director to the corporation or its shareholders for conduct in the performance of a director’s duties other than some conduct specifically excluded from protection.  Texas law does not permit any limitation of liability of a director for:

• breaching the duty of loyalty to the corporation or its shareholders;

• an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of law;

• a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or

• an act or omission for which the liability of a director is expressly provided by an applicable statute.

Our articles of incorporation, as amended, include provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the maximum extent provided by law.

The foregoing is only a general summary of certain aspects of the Texas Business Corporation Act and our articles of incorporation and by-laws dealing with indemnification of directors and officers, and does not purport to be complete.  It is qualified in its entirety by reference to the Texas Business Corporation Act, our articles of incorporation and our by-laws.

Item 16.  Exhibits.

The following exhibits have previously been filed by the registrant or are included in this report following the Index to Exhibits:

3.1*  Articles of Incorporation of International Bancshares Corporation incorporated herein as an exhibit by reference to the Current Report, Exhibit 3.1 therein, filed by registrant on Form 8-K with the Commission on June 20, 1995, Commission File No. 09439.

3.2*  Articles of Amendment to the Articles of Incorporation of International Bancshares Corporation dated May 22, 1998 incorporated herein by reference to Exhibit 3(c) of the registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 1999, Commission file No. 09439.

3.3*  Articles of Amendment to the Articles of Incorporation of International Bancshares Corporation dated May 21, 2002 incorporated herein by reference to Exhibit 3(d) of the registrant’s Annual Report on form 10-K filed with the Commission on March 12, 2004, Commission File No. 09439.

3.4*  Articles of Amendment to the Articles of Incorporation of International Bancshares Corporation filed with the Secretary of State of the State of Texas on May 17, 2005, incorporated herein as an exhibit by reference to the Current Report, Exhibit 3.1 therein, filed by registrant on Form 8-K with the Commission on May 20, 2005, Commission File No. 09439.

3.5*  Articles of Amendment to the Articles of Incorporation of International Bancshares Corporation filed with the Secretary of State of the State of Texas on December 22, 2008, incorporated herein as an exhibit by reference to the Current Report, Exhibit 3.1 therein, filed by registrant on Form 8-K with the Commission on December 23, 2008, Commission File No. 09439.

3.6*  Certificate of Designations for 216,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of International Bancshares Corporation, filed with the Secretary of State of the State of Texas on December 22, 2008, incorporated herein as an exhibit by reference to the Current Report, Exhibit 3.2 therein, filed by registrant on Form 8-K with the Commission on December 23, 2008, Commission File No. 09439.

3.7*  Amended and Restated By-Laws of International Bancshares Corporation, incorporated herein as an exhibit by reference to the Current Report, Exhibit 3.3 therein, filed by registrant on Form 8-K with the Commission on December 23, 2008, Commission File No. 09439.

4.2* Letter Agreement, dated as of December 23, 2008, and the securities Purchase Agreement - Standard Terms, which the Letter Agreement incorporates by reference, between International Bancshares Corporation and the United States Department of the Treasury, incorporated herein as an exhibit by reference to the Current Report, Exhibit 10.1 therein, filed by registrant on Form 8-K with the Commission on December 23, 2008, Commission File No. 09439.

4.3* Warrant, dated December 23, 2008, to purchase shares of common stock of International Bancshares Corporation, incorporated herein as an exhibit by reference to the Current Report, Exhibit 4.1 therein, filed by registrant on Form 8-K with the Commission on December 23, 2008, Commission File No. 09439.

4.4* Form of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share incorporated herein as an exhibit by reference to the Current Report, Exhibit 4.2 therein, filed by registrant on Form 8-K with the Commission on December 23, 2008, Commission File No. 09439.

5.1 Opinion of Cox Smith Matthews Incorporated

12.1  Schedule showing calculation of ratios of earnings to fixed charges

23.1  Consent of Cox Smith Matthews Incorporated (included in Exhibit 5.1 filed herewith)

23.2  Consent of McGladrey & Pullen, LLP

23.3  Consent of KPMG, LLP

24.1  Powers of Attorney (included in the signature pages to the Registration Statement)

*Previously Filed

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) if the registrant is relying on Rule 430B, each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(iii) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(i)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)  For the purpose of determining any liability under the Securities act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laredo, Texas, on January 22, 2009.

INTERNATIONAL BANCSHARES CORPORATION
(Registrant)

By:	/s/ Dennis E. Nixon
Dennis E. Nixon, President
and Chief Executive Officer

Each of the undersigned hereby constitutes and appoints Dennis E. Nixon and Imelda Navarro, with full power to each of them to act without the other, the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities (until revoked in writing), to sign this Registration Statement on Form S-3 and any and all amendments (including post-effective amendments) thereto, to file the same, together with all exhibits thereto and documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities authorities, granting unto said attorney-in-fact and agent, or his, her or their substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, thereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Dennis E. Nixon	President and Director	January 22, 2009
Dennis E. Nixon	(Principal Executive Officer)

/s/ Imelda Navarro	Treasurer	January 22, 2009
Imelda Navarro	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Irving Greenblum	Director	January 22, 2009
Irving Greenblum

/s/ R. David Guerra	Director	January 22, 2009
R. David Guerra

/s/ Daniel B. Hastings, Jr.	Director	January 22, 2009
Daniel B. Hastings, Jr.

/s/ Richard E. Haynes	Director	January 22, 2009
Richard E. Haynes

/s/ Sioma Neiman	Director	January 22, 2009
Sioma Neiman

/s/ Peggy J. Newman	Director	January 22, 2009
Peggy J. Newman

/s/ Leonardo Salinas	Director	January 22, 2009
Leonardo Salinas

/s/ Antonio R. Sanchez, Jr.	Director	January 22, 2009
Antonio R. Sanchez, Jr.

Exhibit Index

3.1*  Articles of Incorporation of International Bancshares Corporation incorporated herein as an exhibit by reference to the Current Report, Exhibit 3.1 therein, filed by registrant on Form 8-K with the Commission on June 20, 1995, Commission File No. 09439.

3.2*  Articles of Amendment to the Articles of Incorporation of International Bancshares Corporation dated May 22, 1998 incorporated herein by reference to Exhibit 3(c) of the registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 1999, Commission file No. 09439.

3.3*  Articles of Amendment to the Articles of Incorporation of International Bancshares Corporation dated May 21, 2002 incorporated herein by reference to Exhibit 3(d) of the registrant’s Annual Report on form 10-K filed with the Commission on March 12, 2004, Commission File No. 09439.

3.4*  Articles of Amendment to the Articles of Incorporation of International Bancshares Corporation filed with the Secretary of State of the State of Texas on May 17, 2005, incorporated herein as an exhibit by reference to the Current Report, Exhibit 3.1 therein, filed by registrant on Form 8-K with the Commission on May 20, 2005, Commission File No. 09439.

3.5*  Articles of Amendment to the Articles of Incorporation of International Bancshares Corporation filed with the Secretary of State of the State of Texas on December 22, 2008, incorporated herein as an exhibit by reference to the Current Report, Exhibit 3.1 therein, filed by registrant on Form 8-K with the Commission on December 23, 2008, Commission File No. 09439.

3.6*  Certificate of Designations for 216,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of International Bancshares Corporation, filed with the Secretary of State of the State of Texas on December 22, 2008, incorporated herein as an exhibit by reference to the Current Report, Exhibit 3.2 therein, filed by registrant on Form 8-K with the Commission on December 23, 2008, Commission File No. 09439.

3.7*  Amended and Restated By-Laws of International Bancshares Corporation, incorporated herein as an exhibit by reference to the Current Report, Exhibit 3.3 therein, filed by registrant on Form 8-K with the Commission on December 23, 2008, Commission File No. 09439.

4.2*  Letter Agreement, dated as of December 23, 2008, and the securities Purchase Agreement - Standard Terms, which the Letter Agreement incorporates by reference, between International Bancshares Corporation and the United States Department of the Treasury, incorporated herein as an exhibit by reference to the Current Report, Exhibit 10.1 therein, filed by registrant on Form 8-K with the Commission on December 23, 2008, Commission File No. 09439.

4.3*  Warrant, dated December 23, 2008, to purchase shares of common stock of International Bancshares Corporation, incorporated herein as an exhibit by reference to the Current Report, Exhibit 4.1 therein, filed by registrant on Form 8-K with the Commission on December 23, 2008, Commission File No. 09439.

4.4*  Form of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share incorporated herein as an exhibit by reference to the Current Report, Exhibit 4.2 therein, filed by registrant on Form 8-K with the Commission on December 23, 2008, Commission File No. 09439.

Exhibit 5.1 -	Opinion of Cox Smith Matthews Incorporated

Exhibit 12.1 -	Schedule showing calculation of ratios of earnings to fixed charges

Exhibit 23.1 -	Consent of Cox Smith Matthews Incorporated (included in Exhibit 5.1 filed herewith)

Exhibit 23.2 -	Consent of McGladrey & Pullen, LLP

Exhibit 23.3 -	Consent of KPMG, LLP

Exhibit 24.1 -	Powers of Attorney (included in the signature pages to the Registration Statement)

*Previously filed